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                                                                    Exhibit 10.9

                                August 25, 2000

BY HAND DELIVERY
----------------
Mr. Joseph F. Pesce
Executive Vice President,
Chief Financial Officer and Treasurer
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, MA 02451

     Re: Employment Agreement
     ------------------------

Dear Joe:

     You are a highly valuable employee of Renaissance Worldwide, Inc. ("RWI" or the "Company"). The Company wishes to confirm the terms and conditions of your employment as Executive Vice President, Chief Financial Officer and Treasurer. This letter agreement (the Agreement") will confirm the agreement between you and the Company under the following terms and conditions:

     1.   Position and Title.

          a. Effective as of your date of hire, June 30, 1999, you have been and will continue to be employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer, reporting to the Chairman and Chief Executive Officer of the Company ("CEO").

          b. You agree to perform the duties that are usual and customary for your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and to the discharge and of your duties and responsibilities to it. You further agree not to engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during your employment with the Company, without first receiving the express written approval of the CEO or his or her authorized designee.

     2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company, and subject to your satisfactory performance of your duties and obligations to it, the Company will provide you the following pay and benefits:
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          a.   Base Salary.  Effective June 1, 2000, your base salary will be
$350,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time-to-time by the CEO in his discretion.

          b. Bonus Compensation. Effective as of the third quarter 2000 and continuing each calendar quarter thereafter for so long as you remain employed by the Company, you will be eligible to receive a bonus equal to 10% of your then-current annual base salary (cumulatively not-to exceed 40% per year of your then-current annual base salary).

          c. Stock Options. As a confirmation and clarification of the exercisability provisions of the stock options granted to you by the Company on July 1, 1999 and March 1, 2000, such stock options shall become immediately exercisable in full upon the occurrence of any of the following events: (i) a "Change in Control". For the purposes of this Agreement, "Change in Control" occurs when: (a) any person or entity other than the Company or any wholly-owned subsidiary of the Company (a "Person") becomes the owner of 50% or more of the Company's common stock; or (b) the Company executes an agreement of acquisition, merger or consolidation (and such agreement has been approved by shareholders, to the extent required) which contemplates that, after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person; provided, however, that notwithstanding the foregoing, solely for the purposes of this subparagraph, a Change of Control of any subsidiary or affiliate of the Company will not cause a Change of Control of the Company and a Change of Control of the Company will not cause a Change of Control of any subsidiary or affiliate (other than the Company); or (ii) Termination by the Company of your employment without "Cause". For purposes of this Agreement, "Cause" means: (a) your commission of an act of fraud or misrepresentation in connection with your employment by the Company; or (b) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or
(iii) voluntary termination of your employment with "Good Reason". For purposes of this Agreement, "Good Reason means: (a) the failure of the Company to employ you in your current position, or a substantially similar position (i.e., one
                                                                   - -
involving no material reduction in your duties and responsibilities); or (b) a change in your current reporting relationship (i.e., reporting to the CEO or an
                                               - -
equivalent position); or (c) an unconsented-to reduction in your compensation; or (d) an unconsented-to relocation of your primary place of employment more than 20 miles from your current site of employment.

     3. Confidential Information and Restricted Activities. During the course of your employment with the Company, you will have access to confidential and/or proprietary information belonging either to the Company or its customers, clients, business partners, employees, independent contractors or other third parties. Such information may be related to services, products, customers, business methods, strategies and practices, forecasts, operations, pricing and billing, financial data, costs, personnel information (including, but not limited to, names, educational background, prior experience and availability), customer and supplier contracts and needs, sales lists, technology, computer hardware and software, documentation,

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inventions, developments, trade secrets of every kind and character, information designated by any of these parties as being proprietary or confidential, and/or all other information that might reasonably be deemed confidential
("Confidential Information"). Furthermore, you acknowledge that you may create or develop additional Confidential Information in the course of performing your job duties for the Company. In addition, you acknowledge that, during the course of your employment, you will develop contacts and relationships with customers of the Company, as well as with regular and temporary personnel, such contacts and relationships constituting good will that belongs to the Company. You will not, at any time during your employment with the Company or thereafter, for yourself or for any other company or party, use or divulge any Confidential Information concerning the Company or any of its accounts, clients, customers, or regular and/or temporary personnel without the Company's express consent. You will, upon termination of your employment for any reason, deliver to the Company all Confidential Information, documents, records, notes, memoranda and equipment or other materials of any nature, in your possession or control, which are the property of the Company or which relate to your employment or to the Company's business activities. You will not, during the term of your employment and for one year thereafter, in any way, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away any staff, regular, or temporary personnel, trade, business, customers, contracts, projects or good will from the Company that are in any way related to clients or matters that you serviced or have knowledge about by reason of your employment with the Company, nor will you otherwise compete or attempt to compete, directly or indirectly, for current, past or potential customers for which you performed services, and you agree not to influence or attempt to influence any of the Company's actual or potential customers or regular and temporary personnel not to do business with or be employed by the Company. It is agreed and understood that the period of restriction set forth in this Section will be tolled, and will not run, during any period of time in which you are in violation of the terms hereof.

     4. Employee Release. Any obligation of the Company to provide you severance payments or other benefits under Section 5 hereof is expressly conditioned upon your signing and not revoking a general release of claims in a form satisfactory to the Company (the "Employee Release"). The Company shall provide you with the Employee Release promptly after the date on which you give or receive, as applicable, notice of termination of your employment. Such Employee Release shall become effective on the date it is signed by you and upon your not revoking such Employee Release (to the extent such right is legally available to you) within the 7-day period following the date you signed the Employee Release (the "Effective Date"). Except for any right you have to continue participation in the Company's group health and dental plans as provided in Section 5 hereof or under the federal law known as "COBRA", all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the date of termination of your employment.

     5.   Severance.

          a.   You will receive the applicable severance set forth in this
Section 5 upon the occurrence of any one of the following termination events:
(i) your employment is terminated by the Company for other than Cause (as defined above); or (ii) you terminate your employment for Good Reason (as defined above); or (iii) you terminate your employment, upon 60 days prior written notice to the Company, for any reason and at any time within 6 months following a
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Change of Control (defined above). In the event your employment terminates pursuant to either termination event (i) or (ii) above, then, within 5 days following the later of the Effective Date of the Employee Release set forth in
Section 3 hereof or the date on which the Company receives your signed Employee Release, the Company shall: (a) make a one-time, lump sum payment to you equal to 12 months of your then-current base salary and bonus compensation (at 40% of your then-current base salary); and (b) make a one-time, lump sum payment of $15,000 for outplacement services; and (c) reimburse you for medical and dental insurance coverage continuation for a period of time not to exceed 6 months. However, in the event that your employment terminates pursuant to termination event (iii) above, then, within 5 days following the later of the Effective Date of the Employee Release set forth in Section 4 hereof or the date on which the Company receives your signed Employee Release, the Company shall: (a) make a one-time, lump sum payment to you equal to 12 months of your then-current base salary and bonus compensation (at 40% of your then-current base salary); and (b) reimburse you for medical and dental insurance coverage continuation for a period of time not to exceed 6 months. Nothing in this Section 5 shall be construed to provide you with more than one severance entitlement associated with a single event of termination, as applicable. Notwithstanding anything to the contrary in this Section 5, the Company will pay you on the date of termination any base salary earned but not paid through the date of termination and compensation for any vacation time accrued but not used to that date. In addition, the Company will pay you any quarterly bonus to which you may be then currently entitled pursuant to Section 2.b hereof, on a prorated basis to the date of termination and payable on the date of termination.

     6.   Withholdings.

          a. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

          b. Severance payments under this Agreement shall be made without regard to whether the deductibility of such payments would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments would subject you to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided that if the total of all the benefits to or for your benefit after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment hereunder, such payment shall be reduced to the extent, and only to the extent, necessary to maximize your total after-tax payments.

     7. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any person or organization or transfer all or substantially all of its properties or assets to any person or organization. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

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     8.   Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

     9. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company in connection with the subject matter hereof and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your continued employment, including, without limitation, your Offer Letter and the Amendment thereto dated June 24, 1999 and October 13, 1999 respectively, and your Employment Agreement dated June 30, 1999. It is expressly understood and agreed that this document is not a contract of employment for a specific term and that you remain an "at-will" employee. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction you hereby consent.

     If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between you and the Company on the basis set forth above. Please keep one original for your records and return one original to me. If you should have any questions, please do not hesitate to contact me.

                              Very truly yours,

                              Renaissance Worldwide, Inc.



                              By:  /s/ G. Drew Conway
                                  ----------------------------------
                                    G. Drew Conway
                                    Chairman and CEO


Accepted and Agreed:


      /s/ Joseph F. Pesce
--------------------------------
Name:  Joseph F. Pesce

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